Exhibit 99.2

1 Dated the February 12, 2024 TRX HongKong Investment Limited (天睿祥(香港)投資有限公司) (the “Purchaser”) and Yuefu Company Limited (the “Vendor”) *********************************************** AGREEMENT FOR SALE AND PURCHASE IN RESPECT OF ENTIRE ISSUED SHARE CAPITAL OF AND DEBT OWED BY PEAK CONSULTING SERVICES LIMITED (港鋒顧問服務有限公司) *********************************************** Messrs. H. Y. Leung & Co. LLP Solicitors Units 2202-06, 22th Floor, Office Tower, Convention Plaza, 1 Harbour Road, Hong Kong. Tel : 3612 9612 Fax : 3619 1595 Ref: HYL/21898/23/COMM/TPL/NHM(LHC)

2 THIS AGREEMENT is made on the February 12, 2024. BETWEEN: (1) TRX HongKong Investment Limited (天睿祥(香港)投資有限公司), a company incorporated under the laws of Hong Kong with business registration number 70484913 whose registered office is situate at 9/F., MW Tower, No.111 Boham Strand, Sheung Wan, Hong Kong (the “Purchaser”); and (2) Yuefu Company Limited, a company incorporated under the laws of British Virgin Islands with BVI company number 2123986 whose registered office is situate at ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands (the “Vendor”). WHEREAS:- (A) PEAK CONSULTING SERVICES LIMITED ( 港 鋒 顧 問 服 務 有 限 公 司 ) (“Company”) is a private limited company incorporated in Hong Kong with its registered office situate at 1/F, 45 Wo Tai Street, Fanling, New Territories, Hong Kong. As of the date hereof, the Company has issued 600,000 ordinary shares, with a total paid-up capital of HK$600,000.00. Further particulars of the Company are set out in Schedule 1. (B) The Company is a Licensed Insurance Broker Company (as defined below), holding licence number GB1052 (“Insurance Intermediary Licence”), with details set out in Schedule 2. (C) The Vendor is the registered and beneficial owner of a total of 600,000 ordinary shares in the Company (“Sale Shares”), which is the entire issued share capital of the Company. (D) The Vendor has agreed to sell and the Purchaser has agreed to purchase the Sale Shares and the Sale Debt (as defined hereinafter) upon the terms and conditions hereinafter set out. NOW IT IS HEREBY AGREED as follows: - 1. Interpretation 1.1 In this Agreement, unless the context requires otherwise: “Account Date” means 31 March 2023; “Audited Accounts” means the audited balance sheet of the Company made up as at the Account Date and the audited profit and loss account of the Company for the

3 period from 1 April 2023 to the Account Date; “Bank Accounts” means the bank accounts maintained by the Company with DBS Bank (Hong Kong) Limited and Dah Sing Bank, Limited; “Business Day” means a day on which commercial banks are open for business in Hong Kong (excluding Sundays, public holidays and any weekday on which a Typhoon Signal No. 8 or higher is hoisted or remains hoisted or a black rainstorm warning is given or remains in effect in Hong Kong at any time during 9:00 a.m. to 5:00 p.m.); “BVI” means the British Virgin Islands; “Completion” means completion of the sale and purchase of the Sale Shares and the Sale Debt (if any) with performance by the Vendor and the Purchaser of their respective obligations in accordance with Clause 5; “Completion Accounts” means management accounts comprising a profit and loss account of the Company for the period from 1 April 2023 to the Completion Date and a balance sheet of the Company as at the Completion Date; “Completion Date” means the fifth (5th) Business Day after the Conditions Precedent are fulfilled (or waived by the Purchaser pursuant to Clause [4.4]) or such other date as agreed between the Parties; “Condition(s) Precedent” means the condition(s) as set out in Clause 4.1; “Consideration” means the sum payable by the Purchaser to the Vendor for the Sale Shares and the Sale Debt specified in Clause 3.1; “Consideration Shares” means the class A ordinary shares of TRX CAY to be issued and calculated based on the 30-days weighted average closing price of TRX CAY per share as quoted on Nasdaq on the date before the date hereof, which in aggregate shall yield a sum equivalent to the Consideration;

4 “Deed of Assignment” means a deed of assignment to be executed by the Vendor as assignor in favour of the Purchaser (or its nominee(s)) in respect of the Sale Debt due from the Company to the Vendor and acknowledged by the Company in a form substantially the same as set out in Schedule 5; “Deed of Indemnity” means a deed of indemnity to be executed by the Vendor as covenantor in favour of the Purchaser and the Company in respect of liability in relation to the Company in a form substantially the same as set out in Schedule 6; “Encumbrance” means any mortgage, charge, pledge, lien, assignment, hypothecation, equities, adverse claims, other priority or security interest of any nature whatsoever, deferred purchase, title retention, leasing, sale-and-purchase, sale-and-leaseback arrangement over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of same and “Encumber” shall be construed accordingly; “Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China; “Licensed Insurance Broker has the same meaning as defined in section 2 of Company” the Insurance Ordinance (Cap.41 of the Laws of Hong Kong); “Parties” means the parties to this Agreement and any one of them a “Party”; “Purchaser’s Solicitors” means Messrs. H. Y. Leung & Co. LLP, solicitors of Units 2202-06, 22nd Floor, Office Tower, Convention Plaza, 1 Harbour Road, Hong Kong; “Sale Debt” means the interest-free and unsecured debt owed by the Company to the Vendor as at Completion; “Sale Shares” has the meaning ascribed to it in Recital (B); [“Tenancy Agreement” a lease or tenancy agreement dated [*] entered into between [landlord] and the Company in respect of the business address operating as a Licensed Insurance Broker Company, situated at [address];]

5 “TRX CAY” means Tian Ruixiang Holdings Ltd., the ultimate holding company of the Purchaser, whose shares are listed on Nasdaq (stock code: TIRX); “Warranties” means the warranties, representations and undertakings given or made by the Vendor contained in this Agreement (including but not limited to those set out in Clause 6 and Schedule 3); “HK$” means Hong Kong dollars, the lawful currency of Hong Kong; and “US$” means United States dollars, the lawful currency of the United States of America. 1.2 References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification). 1.3 References herein to Clauses, Schedules and Recitals are to clauses in, schedules to and recitals to this Agreement unless the context requires otherwise. 1.4 The expressions “the Vendor” and “the Purchaser” shall, where the context permits, include their respective successors, personal representatives and permitted assigns. 1.5 The headings are inserted for convenience only and shall not affect the construction of this Agreement. 1.6 Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender. 2. Sale of Sale Shares and Sale Debt 2.1 Subject to the terms and conditions of this Agreement, the Vendor shall as beneficial owner sell and the Purchaser shall purchase the Sale Shares free from all Encumbrances and together with all rights now or hereafter attaching thereto including, without limitation, the right to receive dividends and other distributions which may be paid, declared or made in respect thereof at any time on or after the date of this Agreement. 2.2 Subject to the terms and conditions of this Agreement, the Vendor shall as beneficial owner assign, and the Purchaser shall purchase the Sale Debt free from all Encumbrances, on and subject to the terms and conditions of the Deed of Assignment. 2.3 The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares or the Sale Debt unless the purchase of the Sale Shares and the assignment of the Sale

6 Debt are completed simultaneously. 3. Consideration 3.1 The consideration payable by the Purchaser to the Vendor for the Sales Shares and the Sale Debt shall be UNITED STATES DOLLARS ONE HUNDRED FIVE HUNDRED THOUSAND ONLY (USD1,500,000.00) (“Consideration”). 3.2 The Consideration is to be settled by way of issuance of the Consideration Shares in favour of the Vendor (or its nominee(s)), credited as fully paid-up and ranking pari passu with the existing issued and paid up class A ordinary shares of TRX CAY including voting rights and all dividends that may be declared subsequent to the date of allotment of the Consideration Shares. 3.3 In the event of any alteration in the capital structure of TRX CAY prior to the Completion Date whether by way of a capitalisation issue, bonus issue or rights issue, the actual number of Consideration Shares to be issued pursuant to Clause 3.2 and the issue price therefor shall be adjusted as shall be necessary to give the Vendor the same proportion of the issued capital of TRX CAY as that to which it would be entitled prior to the event giving rise to such adjustment and which shall yield the same value of the Consideration. Any adjustments hereto shall be formalized in writing by the Parties. 4. Conditions Precedent 4.1 Completion is conditional upon each of the following Conditions Precedent being fulfilled and remained fulfilled (or waived by the Purchaser) at or prior to Completion: - (a) the Purchaser having completed its due diligence review on the business, financial, legal and all other aspects of the Company and satisfied with the results thereof; (b) the Company is the holder of the Insurance Intermediary Licence and is listed in the Register of Licensed Insurance Intermediaries (Firm) with the Hong Kong Insurance Authority as a Licensed Insurance Broker Company; (c) the Vendor having procured that the Company comply with all applicable laws governing a Licensed Insurance Broker Company, including the provisions stipulated under the Insurance Ordinance (Cap.41 of the Laws of Hong Kong) and the Insurance (Financial and Other Requirements for Licensed Insurance Broker Companies) Rules (Cap. 41L of the Laws of Hong Kong); (d) each of the Warranties shall be true and accurate in all respects if repeated on Completion by reference to the facts and circumstances then existing; (e) approval by the board of directors of TRX CAY of the acquisition of the Sale Shares and Sale Debt, the issuance and allotment of the Consideration Shares to

7 the Vendor and all other transactions contemplated under this Agreement having been obtained; and (f) all other requisite consents, authorizations and approvals in connection with the entering into and performance of the terms of this Agreement having been obtained by the Purchaser (including but not limited to the approval by the shareholders [or independent shareholders, if required] of TRX CAY for the acquisition of the Sale Shares and Sale Debt, the increase of its authorized share capital [if necessary] and the issuance and allotment of the Consideration Shares to the Vendor, the necessary consent from Nasdaq, if any). 4.2 If any of the Conditions (except for Clause 4.1(e) and (f) which cannot be waived) is not fulfilled (or waived by the Purchaser) within two (2) months from the date of this Agreement or any other date as agreed in writing between the Parties, the Purchaser shall be entitled to terminate this Agreement forthwith by notice in writing. 4.3 To facilitate the carrying out of the due diligence review by the Purchaser, the Vendor shall deliver and/or provide access for inspection to the Purchaser or the Purchaser’s Solicitors all documents relating to the Company, including but not limited to the corporate records and all accounts with accounting supporting documents from its date of incorporation up to the date hereof within seven (7) days from the date of this Agreement. The Vendor shall answer the Purchase’s requisitions and rectify any irregularity as soon as possible and within reasonable time before the Completion Date. 4.4 The Purchaser may in its absolute discretion waive any of the Conditions Precedent at any time by notice in writing to the Vendor. 4.5 If the Vendor is aware of any fact, matters, event and/or circumstance which may cause any obstruction to fulfilment of the Conditions Precedent, the Vendor shall notify the Purchaser in writing accordingly as soon as practicable, in any event not later than five (5) Business Days from the date that the Vendor is aware of such fact, matters, event and/or circumstance. 4.6 The Vendor shall procure TRX CAY to initiate the process for obtaining the approval by the board of directors of TRX CAY of the Acquisition and the issuance and allotment of the Consideration Shares by TRX CAY as soon as practicable upon the signing of this Agreement and in any event within five (5) days from the date hereof. 5. Completion 5.1 Completion shall take place at or before 1:00 p.m. on the Completion Date at the office of the Purchaser’s Solicitors or at such other place and time as shall be mutually agreed between the Parties in writing (time in either case being of the essence) subject to the satisfaction of all (but not some only) Conditions Precedents. 5.2 At Completion (or such other date as hereinafter specified), the Vendor shall deliver or

8 cause to be delivered to the Purchaser: - (a) duly executed instrument of transfer and sold notes in respect of the Sale Shares in favour of the Purchaser (or its nominee(s)) together with the share certificate(s) for the Sale Shares; (b) all powers of attorney or other authorities under which the instrument of transfer and sold notes in respect of the Sale Shares, the Deed of Assignment (if any) and the Deed of Indemnity have been executed (if any); (c) the resignation letters duly signed by (unless the Parties otherwise agree in writing) all existing director, secretary, designated representative, responsible officer and auditors of the Company resigning from their respective offices of the Company confirming that they have no right or claim of whatsoever nature against the Company for loss of office, redundancy, unfair dismissal or breach of contract or on any other ground whatsoever and unconditionally and irrevocably waives whatever sums due to them from the Company, in such form set out in Schedule 4; (d) the duly completed and signed prescribed forms for the notification of the resignation of directors and secretary to the Companies Registry (Form ND4); (e) (if there is Sale Debt upon Completion) the Deed of Assignment duly executed by the Vendor and the Company (in duplicate); (f) the Deed of Indemnity duly executed by the Vendor and the Company (in duplicate); (g) the written resolutions of the sole director of the Company approving the followings: - (A) the transfer of the Sale Shares and the issue of share certificate to the Purchaser (or its nominee(s)) and the entry of the name of the Purchaser (or its nominee(s)) in the register of members of the Company; (B) the resignation of all the directors, secretary, designated representative, responsible officer and auditors of the Company as mentioned in Clause 5.2(c) and the appointment of such person(s) as the Purchaser may nominate as director(s), secretary, designated representative and responsible officer of the Company; (C) the entering into and authorization of the execution by such person(s) on behalf of the Company of the Deed of Assignment (if any) and Deed of Indemnity; (D) change the situation of the registered office of the Company to such

9 place(s) as the Purchaser may nominate; (E) amendment of all authorities and mandates for the operation of the Bank Accounts in such manner as the Purchaser shall have requested; (F) any other matters as reasonably required by the Purchaser; (h) the Audited Accounts and all other audited accounts of the Company; (i) the Completion Accounts certified by the sole director of the Company; (j) the completed and signed Form IRSD 102 (Schedule of Landed Properties); (k) the certificate of incumbency of the Vendor issued by its registered agent dated not more than seven (7) Business Days prior to the Completion Date; (l) the certificate of good standing of the Vendor issued by the Registrar of Companies of BVI dated not more than seven (7) Business Days prior to the Completion Date; (m) the legal opinion relating to the Vendor, its establishment and existence in its place of incorporation, its execution of this Agreement and such other matters as the Purchaser may reasonably require from a qualified lawyer in BVI acceptable to the Purchaser and at the sole costs and expenses of the Vendor and such legal opinion shall be in such form and substance acceptable to the Purchaser; (n) all the statutory books (which shall be duly made up to date but excluding the Completion Date) and other books and records, finanical statements, certificate of incorporation, business registration certificates, the share certificate book containing all unused share certificates, common seal and authorised signatory chops and any other papers, correspondences, records and documents of the Company (including in the case of any of the aforementioned which are kept or maintained in computer or otherwise electronically, such printouts, disks, tapes and other copies as the Purchaser may reasonably require); (o) all documents (whether in paper or electronic form) related to the Company, as requested by the Purchaser's Solicitors and agreed upon by the Vendor during the due diligence investigation; (p) all documents pertaining to the Insurance Intermediary License; (q) [evidence showing that the Tenancy Agreement has been terminated and that all deposits paid in connection therewith have been returned to the Company without any disputes];

10 (r) all items and documents in relation to the Bank Accounts including but not limited to bank passbook (if any), bank statements, cheque book and security code/device giving access to e-banking account (if any), etc; and (s) such other documents as may be required to give to the Purchaser good title to the Sale Shares and/or the Sale Debt (if any) and/or to enable the Purchaser or its nominee(s) to become the registered holder of the Sale Shares and the legal and beneficial owner of the Sale Debt (if any). 5.3 At Completion, against compliance with the provisions of Clause 5.2, the Purchaser shall: - (a) cause to be issued the Consideration Shares in favour of the Vendor (or its nominee(s)) and deliver the followings to the Vendor: - (i) an irrevocable letter of undertaking from a director of TRX CAY to deliver to the Vendor within 30 Business Days from the Completion Date the evidence in respect of the issuance and allotment of the Consideration Shares duly executed by TRX CAY’s director for purposes of issuing and allotting the Consideration Shares in favour of the Vendor (or its nominee(s)); (ii) “Consideration Shares” refer to the A-shares of common stock to be issued by TRX CAY, calculated based on 80% of the closing price of 54 cents on Nasdaq:TIRX as of January 31, 2024, which is 43.2 cents. The total income is 1.5 million US dollars, and the number of shares to be paid is 3,472,222. (b) the Purchaser shall deliver or cause to be delivered to the Vendor a counterpart of the (if there is Sale Debt upon Completion) Deed of Assignment and Deed of Indemnity duly executed by the Purchaser. 5.4 The Purchaser undertakes and warrants that it shall immediately or as soon as practicable after the Completion Date proceed diligently and expeditiously to comply with the procedures as required for the listing of and quotation for the Consideration Shares on Nasdaq. 5.5 The Vendor undertakes or undertakes to procure the signatories of the Bank Accounts to provide every assistance to the Purchaser in updating the bank mandate of the Bank Accounts on the Completion Date or within a reasonable time after the Completion Date. This Clause 5.4 shall remain in force and subsist after Completion. 5.6 If there shall be any breach of condition(s) of this Agreement on the part of the Purchaser or if the Purchaser shall fail to complete (save due to default or breach of this

11 Agreement on the part of the Vendor) the purchase in accordance with the terms of this Agreement, the Vendor shall be entitled to terminate this Agreement and then sell the Sale Share and the Sale Debt to anyone it thinks fit and the Vendor shall not take any action to claim against the Purchaser for any further liabilities and/or damages nor for specific performance of this Agreement. 5.7 If there shall be any breach of condition(s) of this Agreement on the part of the Vendor or if the Vendor shall fail to complete (save due to default or breach of this Agreement on the part of the Purchaser) the sale in accordance with the terms of this Agreement, the Purchaser shall be entitled to terminate this Agreement and take further action to claim for damages or enforce specific performance. 6. Warranties and Undertakings 6.1 The Vendor hereby warrants and represents to the Purchaser that all the Warranties are true and accurate in all respects and not misleading in any respect as at the date of this Agreement and will continue to be so up to and including the time of Completion. The Vendor acknowledges that the Purchaser in entering into this Agreement is relying on such representations, warranties and undertakings and that the Purchaser shall be entitled to treat them as conditions of this Agreement. 6.2 The Vendor hereby undertakes that it will at all times indemnify the Purchaser against any loss or damage suffered by the Purchaser as a result of any breach of the Warranties. 6.3 Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no provision in any Warranty contained in this Agreement shall govern or limit the extent or application of any other Warranty. 6.4 Each of the Warranties is made or given to the best of the information, knowledge and belief of the Vendor. 6.5 The Vendor acknowledges that the Warranties are not qualified by the Purchaser’s due diligence or by anything discovered, or that could have been discovered, from the materials made available by the Vendor, save to the extent such matter is fully and accurately disclosed by the Vendor in writing to the Purchaser prior to Completion and accepted by the Purchaser. 6.6 The Vendor hereby undertakes that prior to Completion Date and in the absence of the prior written consent of the Purchaser that: - (a) the Vendor shall procure that the Company and the sole director of the Company shall not and shall not offer or agree to: - (i) sell, transfer, lease, license or in any other way dispose of, or grant any option or right of pre-emption in respect of, any part of its assets, business or undertaking (or any interest therein) or contract to do so;

12 (ii) incur any indebtedness or borrowing; (iii) enter into any unusual or abnormal contract or commitment whether or not in the ordinary course of business, including (without limitation): - - making, or offering or agreeing to make, any loan; or - entering into or offering or agreeing to enter into any leasing, tenancy agreements, hire purchase or other agreement or arrangements, particularly for payment on deferred terms; (iv) create any fixed or floating charge, lien or other Encumbrance over the whole or any part of the undertaking, property or assets of the Company or grant or issue any mortgages, charges, debentures or other securities for money or redeem any such securities or create, give or assume any guarantees or indemnities for or otherwise secure the liabilities or obligations of any person or corporation; (v) alter the share capital of the Company; (vi) create, allot or issue any shares or other securities out of the capital of the Company or create, issue or grant any option over or right to acquire any additional shares or other securities of the Company or in respect of any class of share or loan capital; (vii) grant or issue any mortgages, charges, debentures or other securities for money or redeem any such securities or give any guarantees or indemnities; (viii) enter into any employment contracts, or make any change in the terms and conditions of employment or pension benefits of any of its directors or employees or employ or terminate the employment of any person; (ix) in any other way depart from the ordinary and proper course of its day-to-day business either as regards the natural scope or the manner of conducting the same; (x) [agree to any renewal, extension or variation of the Tenancy Agreement (except upon the request of the Purchaser);] or (xi) agree to any variation or termination of contracts entered into between the Company and its clients, agencies, partners, business affiliates or otherwise (except upon the request of the Purchaser); and (b) the Vendor shall not and shall not offer or agree to: -

13 (i) dispose of any interest in, grant any option or right of pre-emption over, or mortgage, charge of otherwise encumber the Sale Share or the Sale Debt or any part thereof; (ii) permit the Company to pass any resolution the result of which will be the winding up, liquidation or receivership of the Company, or make any composition or arrangement with its creditors; nor (iii) do or omit to do or cause or allow to be done or omitted to be done any act or thing which would result (or be likely to result) in a breach of any of the Warranties. 7. Notice 7.1 Any notice or other communication to be given or made under this Agreement shall be in writing and delivered personally or sent by pre-paid post or by facsimile at the address or fax number of the relevant party set out below (or such other address or fax number as the addressee has by ten (10) Business Days prior written notice specified to the other party hereto): - To the Purchaser Address: 9/F., MW Tower, No.111 Boham Strand, Sheung Wan, Hong Kong Fax Number: Attention: Board of Directors To the Vendor Address: 1/F, 45 Wo Tai Street, Fanling, New Territories, Hong Kong Fax Number: Attention: Board of Directors 7.2 Any such notice, demand or communication shall be deemed to have been duly served: - (a) if given or made by letter within Hong Kong, two (2) Business Days after posting; (b) if given or made by letter outside Hong Kong, five (5) Business Days after posting; and (c) if given or made by facsimile, when despatched with confirmed answerback. 7.3 Nothing in this Clause 7 shall preclude the service of notice or other communication or the proof of such service by any mode permitted by law.

14 8. Miscellaneous 8.1 The Vendor agrees and declares that the Purchaser’s Solicitors are acting solely for the Purchaser in the preparation and execution of this Agreement and that the Vendor has been duly requested and advised by the Purchaser’s Solicitors to seek independent legal advice on this Agreement or any of the provisions herein contained prior to the signing of this Agreement. 8.2 All fixed and ad valorem stamp duty in relation to the transfer of the Sale Shares and the Sale Debt shall be borne by the Parties in equal share. Each Party shall pay its own costs and expenses incurred in respect of the preparation, execution and performance of this Agreement and any agreements and documents ancillary to it. 8.3 This Agreement (together with any documents referred to herein) constitutes the whole agreement between the Parties and it is expressly declared that no variations hereof shall be effective unless made in writing. 8.4 The provisions contained in each Clause of this Agreement shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provisions in question shall apply with such modification as may be necessary to make it valid. 8.5 No failure or delay on the part of the Parties to exercise any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by that party of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy by, nor shall the giving by that party of any consent to any act or thing which by the terms of this Agreement requires such consent prejudice its right to withhold or give consent to the doing of any other similar act or thing. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by applicable law. 8.6 The provisions of this Agreement including the representations, warranties and undertakings herein contained, insofar as the same shall not have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion. 8.7 The Vendor and the Purchaser shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as the other party may from time to time reasonably require, whether on or after the Completion Date, as may be necessary to give effect to the terms of this Agreement. 8.8 The contents of this Agreement, all documents to be executed pursuant to this Agreement and the subject matter hereof shall be and remain confidential save for disclosure to the Parties’ professional advisers and (if required) to regulatory authorities in Hong Kong or

15 elsewhere acting in accordance with their powers and otherwise if required by law. 8.9 Unless otherwise specified herein, time shall in every respect be of the essence of this Agreement. 8.10 This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any Party may enter into this Agreement by signing any such counterpart. 9. Contracts (Rights of Third Parties) Ordinance Notwithstanding that a term of this Agreement purports to confer a benefit on any person who is not a party to this Agreement, a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Ordinance (Cap.623 of the Laws of Hong Kong) to enforce or enjoy the benefit of any provisions of this Agreement. 10. Governing Law and Jurisdiction This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the Parties hereby irrevocably submit to the exclusive jurisdiction of the Hong Kong courts. 11. Process Agent The Vendor hereby appoints [ ] of [ ], Hong Kong (“Process Agent”) to be its agent to accept on its behalf service of process issued by the Purchaser in relation to this Agreement. In the event of any action being commenced in relation to this Agreement, the Vendor agrees that the process by which such action is commenced shall be sufficiently served on the Vendor, and shall be deemed to have been so served, if addressed to the Process Agent and left at or sent by post to the above address or to the registered office for the time being of the Process Agent. Notice of any change of Process Agent and/or its address for service in Hong Kong may be given to the Purchaser in writing by the Vendor, in which case the new details of the new Process Agent and/or address will only apply with effect from the fifteenth (15th) day after receipt of such notice by the Purchaser. If service of process on the Process Agent is impracticable because the address for service has ceased to exist or otherwise, the Vendor agrees that the process shall be sufficiently served by inserting an advertisement of such process in an issue of a daily newspaper in Hong Kong, whereupon service shall be deemed to have been effected on the day of publication of such advertisement. [The End]

17 IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written. Purchaser SIGNED by Mr. WANG Zhe (王喆) ) for and on behalf of ) TRX HongKong Investment Limited ) (天睿祥(香港)投資有限公司) ) in the presence of: - )

Vendor SIGNED by Ms. PANG Hua for and on behalf of Yuefu Company Limited in the presence of: - 1818 Vendor SIGNED by Ms. PANG Hua ) for and on behalf of ) Yuefu Company Limited ) in the presence of: - )